Exhibit 16.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of T. Rowe Price High Yield Fund, Inc. of our report dated July 18, 2024, relating to the financial statements and financial highlights, which appear in T. Rowe Price High Yield Fund (one of the funds constituting T. Rowe Price High Yield Fund, Inc.) Annual Report on Form N-CSR for the year ended May 31, 2024. We also consent to the references to us under the headings "Financial Highlights" and “Exhibit A: Form of Agreement and Plan of Reorganization” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Baltimore, Maryland

August 16, 2024